Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation
San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated November 10, 2004, except for Note 14 as to which the date is December 23, 2004, relating to the financial statements and financial statement schedules, which appears in American Technology Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Costa Mesa, California
August 12, 2005